Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by Nicolet Bankshares, Inc. of the Registration Statement (No. 333-258651) on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being a nominee to the board of directors of Nicolet Bankshares, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 21, 2021

/s/ Lynn D. Davis
Lynn D. Davis
Signature